Exhibit 10.31
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                                LottoWorld, Inc.

                              EMPLOYMENT AGREEMENT
                              --------------------

      This Agreement is made this 25th day of June, 1996, between LottoWorld, Inc. ("Employer" or "LWI"), having its principal place of business at 2150 Goodlette Road, Suite 200, Naples, Florida 33940 and Bonnie Fussell (the
"Employee"). In consideration of the mutual covenants contained in this Agreement, the Employer and the Employee hereby agree as follows:

                                    ARTICLE I

      1.0   Term of Employment

      1.1 The Employer employs the Employee and the Employee accepts employment with the Employer for a period of twenty four (24) months, beginning on the 25th day of June, 1996 and renewable for a period of twelve (12) months thereafter unless notified of intent not to renew sixty (60) days prior to the end of any term at the option of the Employer; however, this Agreement may be terminated earlier as provided in this Agreement.

                                   ARTICLE II

      2.0   Duties of Employee

      2.1 The Employee is employed as President of Lottery Players Publishing Company, Inc. ("LPPC"), a wholly-owned subsidiary of LWI. The Employee shall perform the following duties:

(a) Act as the principal team member of a staff of executives to execute the directions of the board of directors.

(b) Maintain a familiarity and relationship with personnel employed by each State and Province that establishes a lottery.

(c)   Promote state lottery participation in publication programs of Employer.

(d)   Promote advertising in publications of Employer.

(e) Develop marketing and promotional strategies to increase individual state lottery sales.

(f) Assist and coordinate with LPP, LWI and state lottery office personnel to provide timely information flow to meet all deadlines.

(g) Assist the Executive Officers and others on a daily basis to operate the business in an efficient and effective manner.


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

      2.2   Place of Employment

      The Employee shall perform his duties from a LPPC office in Baton Rouge, Louisiana. However, at any time it is deemed necessary or advisable by the Employer for business purposes, the Employee shall have access to other offices of the Employer.

      2.3   Engaging in Other Employment

      The Employee shall devote a sufficient amount of time and interest to the satisfaction of his duties as set forth in this Agreement for the benefit of Employer. The Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, entity or organization, whether for compensation or otherwise, without the prior written consent of the Employer. Employer hereby consents to the continued business relationship between Employee and Cutting Edge Marketing Network.

      2.4   Mutual Consent to Change of Duties

      The duties of the Employee may be changed from time to time by the mutual consent of the Employer and the Employee. Notwithstanding any such change, the employment of the Employee shall be construed as continuing under this Agreement as modified.

      2.5   Change of Duties if Employee Disabled

      In the event Employee at any time during the term of this Agreement should be unable because of personal injury, long-term illness, or any other cause to perform the duties under this Agreement, the Employer may assign the Employee to other duties and the compensation to be paid after reassignment shall be determined by the Employer in its sole discretion. If the Employee is unwilling to accept the modification in duties and compensation made by the Employer, or if the Employee's inability to perform such duties to an extent as to make modification of the duties not feasible, this Agreement shall terminate immediately.

                                ARTICLE III

      3.0   Compensation of Employee

      3.1 As compensation for services rendered under this Agreement, the Employee shall be entitled to receive from the Employer a salary of $7,500 per month, during the term of this Agreement, prorated for any partial employment period. Employer shall establish an escrow account with James D. Cullen, P.A. and deposit an amount equal to Ninety Thousand and No/00 Dollars ($90,000) in said escrow (the "Escrow Account") for the purpose for funding compensation to Employee pursuant to this paragraph.

      3.2 For services rendered under this Agreement and upon each occurrence of an increase in the aggregate circulation of the Lottery Players Digest program by Five Hundred Thousand (500,000) copies, for any state or combination of states which sanction a state lottery, Employee shall be entitled to a bonus

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

in the amount of Five Thousand and No/00 Dollars ($5,000)(the "Incentive Bonus"), provided, however, the Incentive Bonus shall not apply to the first One Million One Hundred Thousand (1,100,000) copies of the New York Players Monthly magazine.

      3.3 For services rendered under this Agreement and upon each occurrence of an increase in the aggregate circulation of the Lottery Players Digest program by Five Hundred Thousand (500,000) copies, for any state or combination of states which sanction a state lottery, Employee shall be entitled to receive an option to purchase Seven Thousand Five Hundred (7,500) common shares of LWI exercisable for a term of three (3) years after date of grant, at an exercise price equal to the fair market value of the underlying shares on the date of grant and upon such terms and conditions then in effect with respect to LWI stock options (the "Incentive Option").

      3.4 For services rendered under this Agreement, Employee shall entitled to receive an option to purchase One Hundred Thousand (100,000) common shares of LWI exercisable for a term of three (3) years after date of grant, at an exercise price equal to the fair market value of the underlying shares on the date of grant and upon such terms and conditions then in effect with respect to LWI stock options (the "Signing Option").

      3.5 As additional compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Employer an automobile allowance in the amount of $400 per month during the term of this Agreement, prorated for any partial employment period.

      3.6 Employee shall be paid such additional compensation from the Employer for services rendered under this Agreement as may be determined from time to time, in the sole discretion of the Board of Directors.

                                ARTICLE IV

      4.0   Employee Benefits

      4.1   Medical Benefits

      The Employer agrees to include the Employee in any hospital, surgical and medical benefit plan when, if and as from time to time adopted by the Employer and upon the terms and conditions as set forth for said participation in Employer's Employee Handbook. The Employee shall be entitled to participate in any such plan at the time specified in the benefit plan rules.

      4.2   Group Life Insurance

      The Employer agrees to include the Employee under the Employer's group term life insurance policy when, if and as from time to time adopted by the Employer and upon the terms and conditions as set forth for said participation in Employer's Employee Handbook.








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

      4.3   Vacation / Holidays

      The Employee shall be entitled to an annual vacation leave of two (2) weeks at full pay. The Employee shall be entitled to a holiday with full pay on each holiday as from time to time adopted by the Employer and upon the terms and conditions as set forth in Employer's Employee Handbook.

      4.4   Disability

      If the Employee becomes disabled during the employment term because of sickness, physical or mental disability, or for any other reason, so that he is unable to perform his duties under this Agreement, the Employer agrees to pay the Employee fifty percent (50%) of his salary during the period of said disability, for a period up to one hundred eighty (180) days, but not exceeding the term of this Agreement.

                                 ARTICLE V

      5.0   Reimbursement of Employee Expenses

      The Employer, in accordance with the rules and procedures that the Employer shall issue from time to time, shall reimburse the Employee for business expenses incurred in the performance of the Employee's duties.

                                ARTICLE VI

      6.0   Properties Rights of the Parties

      6.1   Trade Secrets

      The Employee during the term of employment under this Agreement will have access to and become familiar with various trade secrets, including but not limited to, policy, plans, procedures, strategies, financial data, processes, compilations of information, records and specifications (collectively hereinafter "Trade Secrets"), that are owned by the Employer and LWI and that are regularly used in the operation of the Employer's and LWI's business. The Employee shall not disclose any of these Trade Secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any later time, except as required in the course of employment with the Employer. All files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Employer, whether prepared by the Employee or otherwise, coming into the Employee's possession shall remain the exclusive property of the Employer.

      6.2   Non-competition During Term of Employment

      During the term of this Agreement, the Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Employer or LWI.

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

      6.3   Post-Employment Non-competition

      In consideration of the Employer employing the Employee in a position in which the Employee will gain specialized knowledge and experience and will establish personal relationships with the Employer's and LWI's customers, suppliers and other employees, the Employee covenants and agrees as follows:

      On termination of employment, whether by termination of this Agreement, by wrongful discharge, or otherwise, the Employee shall not directly or indirectly engage in competition with the Employer or LWI. The Employee agrees not to engage in competition with the Employer or LWI for a period of two (2) years after the date of termination of employment under the Agreement. This covenant shall be construed as an agreement independent of any other provision of this Agreement and it is agreed that this covenant shall survive the termination of this Agreement. The existence of any claim or cause of action of the Employee against the Employer or LWI, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer or LWI, of this covenant. In the event of a breach or threatened breach by the Employee of the obligations under this paragraph, the Employee acknowledges that the Employer or LWI will not have an adequate remedy at law and shall be entitled to such equitable and injunctive relief as may be available to restrain the Employee from the violation of the provisions of this paragraph. Nothing in this paragraph shall be construed as prohibiting the Employer or LWI from pursuing any other remedies available for the breach or threatened breach of this covenant not to compete, including but not limited to, injunctive relief and the recovery of damages from the Employee.

                                ARTICLE VII

      7.0   Termination

      7.1   Termination of Employment by Employer for Cause

      If the Employee breaches or fails to perform the duties he is required to perform in the opinion of the Board of Directors of the Employer under the terms of this Agreement, the Employer may, at the Employer's sole discretion, terminate the Employee. Such termination shall not prejudice any other remedy which the Employer may be entitled either at law, in equity or under this Agreement.

      7.2   Effect of Termination on Compensation

      In the event of the termination of this Agreement, without cause, prior to the completion of the initial twelve (12) months of the term of employment specified in Article I, the Employee shall be entitle to the balance of funds then remaining in the Escrow Account and shall be entitled to no further compensation as of the date of termination. In the event of the termination of this Agreement, with cause, prior to the completion of any term of employment, the Employee shall be entitled to compensation earned by him prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date. The Employee shall be entitled to no further compensation as of the date of termination.


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

                                  ARTICLE VIII

      8.0   General Provisions

      8.1 Any notices to be given under this Agreement by any party to the other may be effected either by personal delivery in writing or by registered or certified mail, with the postage prepaid, and return receipt requested. Mail notices shall be addressed, if to Employer at the principal office of Lottery Players Publishing Company, Inc., Attention: Chief Executive Officer and if to Employee at the addresses appearing in Employees employment file, but each party may change the address by notice in accordance with this paragraph. Notices delivered personally shall be deemed received as of actual receipt; mailed notices shall be deemed received as of one (1) day after mailing.

      8.2   Entire Agreement

      This Agreement supersedes any and all other agreement, whether oral or in writing between the parties with respect to the employment of the Employee by the Employer, and this Agreement contains all of the covenants and agreements between the parties with respect to employment. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

      8.3   Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any claim or controversy that arises out of or relates to this Agreement shall be settled by arbitration in the City of Naples, Florida in accordance with the rules then obtaining of the American Arbitration Association. Judgment upon any award rendered pursuant to such arbitration may be entered in any court possessing jurisdiction of arbitration awards.


Employer:                                       Employee:
          LottoWorld, Inc.


      By: ____________________________          _______________________
            Dennis B. Schroeder                    Bonnie Fussell
            Chief Executive Officer










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